Exhibit 99

[Alcoa logo]

Investor Contact:	Media Contact:
Nahla Azmy	Monica Orbe
(212) 836-2674	(212) 836-2632
Nahla.Azmy@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Achieves Strong First Quarter Profits

Portfolio Transformation is on Course

1Q 2015 Financial Highlights

•	Net income of $195 million, or $0.14 per share;

excluding special items, net income of $363 million, or $0.28 per share

•	Revenue of $5.8 billion, up 7 percent year-over-year driven principally by organic growth in automotive and aerospace

•	Record Engineered Products and Solutions first quarter after-tax operating income of $191 million

•	Global Rolled Products shipped record amount of automotive sheet to meet growing demand

•	Alumina after-tax operating income more than doubled year-over-year

•	Primary Metals after-tax operating income up $202 million year-over-year

•	Upwardly revised final 2014 global aluminum demand growth from 7 percent to 9 percent, to 54 million metric tons; Continue to project approximately 3.5 million metric tons of new demand growth in 2015, or 6.5 percent, for a record 57.5 million metric tons

1Q 2015 Portfolio Transformation Highlights

•	Firth Rixson integration on track, enhancing leadership in jet engine components

•	TITAL acquisition completed ($204 million), expanding titanium and aluminum structural castings for aerospace in Europe

•	Announced plans to acquire RTI International Metals to further grow titanium offerings, complementing mid and downstream value chain

•	Opened expanded wheels manufacturing plant in Hungary to capture growing demand for Alcoa’s proprietary lightweight wheels in Europe

•	Sold Belaya Kalitva, Russia facility to optimize rolling mill portfolio

•	Announced a strategic review of 500,000 metric tons of smelting capacity and 2.8 million metric tons of refining capacity

•	Curtailing 74,000 metric tons of smelting capacity in Brazil by April 15 and 443,000 metric tons of refining capacity in Suriname by April 30

•	Converted San Ciprian alumina refinery in Spain to natural gas

New York, April 8, 2015 – Lightweight metals leader Alcoa (NYSE:AA) today reported strong first quarter 2015 profits. The Company’s strategy of building its value-add portfolio and creating a globally competitive commodity business is delivering results.

Alcoa reported first quarter 2015 net income of $195 million, or $0.14 per share, including $158 million in restructuring-related charges (approximately 90 percent non-cash), mostly to optimize the Company’s portfolio. Year-over-year, first quarter 2015 results compare to a net loss of $178 million, or $0.16 per share.

Excluding the impact of all special items, first quarter 2015 net income jumped to $363 million, or $0.28 per share, from $98 million, or $0.09 per share, in the year-ago period.

First quarter 2015 revenues rose 7 percent to $5.8 billion, from $5.5 billion in first quarter 2014. The revenue increase resulted principally from organic growth, driven by strong automotive and aerospace volume. Positive market effects in the quarter were offset by capacity reductions and portfolio changes.

“First quarter results show our transformation is moving at ongoing high speed and is fully on course,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “We are organically and inorganically broadening our innovative, multi-material value-add businesses, bringing new capabilities and materials to our aerospace and automotive offerings, and taking swift action in the upstream, making it more competitive. We are pulling on all levers to create sustainable shareholder value.”

End Market Growth Remains Steady

Alcoa is holding steady its 2015 growth projections for the aerospace, automotive, building and construction, industrial gas turbine and packaging end markets.

The Company expects robust global aerospace sales growth of 9 to 10 percent in 2015 driven by strong deliveries across the large commercial aircraft, regional jet and business jet segments. Alcoa estimates a global automotive production increase of 2 to 4 percent for the year, with a 1 to 4 percent rise in North America. The Company is also projecting 5 to 7 percent global sales growth in the commercial building and construction market, 1 to 3 percent global airfoil market growth in the industrial gas turbine market, and a 2 to 3 percent global sales increase in the packaging market.

Alcoa sees increasing orders in the North American heavy duty truck and trailer market, and projects 6 to 8 percent growth for 2015, up from 3 to 7 percent in the previous forecast. However, with weakness in China, Europe and Brazil, the global heavy duty truck and trailer market is projected to decline 2 to 4 percent for the year.

Given final 2014 worldwide aluminum demand, Alcoa has upwardly revised its view of global aluminum demand growth in 2014 to 9 percent, an increase from the prior forecast of 7 percent. This results in global consumption of 54 million metric tons, or 1.2 million metric tons higher than previously forecast. Alcoa continues to project further robust global aluminum demand growth in 2015 of approximately 3.5 million metric tons, equaling 6.5 percent growth and reaching a new record high of 57.5 million metric tons.

Value-Add Portfolio Transformation

Alcoa advanced its strategy to build its innovative value-add portfolio, both organically and inorganically, in the first quarter.

Alcoa acquired TITAL, expanding the Company’s titanium casting capabilities into Europe, with strong customer relationships. TITAL’s titanium revenues are expected to increase by 70 percent over the next five years; approximately 70 percent of TITAL’s revenues are expected to come from commercial aerospace sales in 2019.

The Company’s integration of Firth Rixson is fully on track. Firth Rixson is expected to increase Alcoa’s revenues by $1.6 billion with an additional $350 million EBITDA in 2016.

Alcoa announced it is acquiring titanium leader RTI International Metals to further grow its titanium offerings and to complement its mid and downstream value chain. RTI will grow Alcoa’s advanced technologies for greater innovation power and broaden the Company’s multi-material product suite to meet growing aerospace demand for titanium. RTI will increase Alcoa’s 2014 pro forma aerospace revenues by 13 percent to $5.6 billion. It is also expected to contribute $1.2 billion in revenues in 2019, up from $794 million that RTI generated in 2014. RTI’s profitability is expected to reach 25 percent EBITDA margin in 2019. Alcoa expects to complete the acquisition in two to five months upon obtaining all required regulatory clearances and RTI shareholder approval.

To meet growing European demand for the Company’s innovative wheels, Alcoa doubled capacity in Hungary to produce lightweight, durable, low-maintenance Dura-Bright® EVO surface-treated aluminum truck wheels. The wheels, which were launched on March 27 in North America after the successful European debut, are 10 times more corrosive resistant than their predecessor, the Dura-Bright wheel with XBR® technology, easier to clean and look newer longer. The total global aluminum commercial vehicle wheel market is expected to increase from 30 percent of the total market in 2010 to 50 percent in 2018.

In the midstream, Alcoa continued to take steps to further optimize and improve the competitiveness and profitability of its rolling mill business. To focus the rolled products segment on selling highly differentiated products in growth markets, the Company sold its Belaya Kalitva, Russia facility to a wholly-owned subsidiary of Stupino Titanium Company. All regulatory approvals were obtained and the sale closed on March 31. Terms of the transaction were not disclosed. In

North America, Alcoa’s automotive expansion in Davenport, IA fully ramped up and shipped record amounts of automotive sheet to meet growing customer demand. Alcoa’s automotive expansion in Tennessee is on track to be completed by mid-2015.

Upstream Portfolio Transformation

In the upstream, Alcoa remains on course to lower the cost base of its commodity businesses through upgrades and smelting and refining capacity reductions. In the first quarter, the Company announced:

•	A strategic review over the next 12 months of 500,000 metric tons of smelting capacity and 2.8 million metric tons of refining capacity for possible curtailment, closure or sale;

•	Plans to curtail the remaining 74,000 metric tons of smelting capacity in Brazil at São Luís (Alumar) by April 15, increasing the amount of smelting capacity offline to 21 percent;

•	Plans to curtail 443,000 metric tons of refining capacity at the Suralco facility by April 30, and pursue a transaction for a Suriname government-owned entity to acquire the Suralco operations; and

•	It converted its San Ciprian alumina refinery in Spain to natural gas from fuel oil to increase its competitiveness.

Additionally, Alcoa of Australia Limited today secured a new 12-year gas supply agreement to power its alumina refineries in Western Australia (WA). Combined with a number of smaller agreements, Alcoa of Australia now has secured approximately 75 percent of its WA natural gas requirement, replacing existing long-term contracts which expire at the end of the decade. The agreement is conditional on a consortium comprising Brookfield Asset Management Inc. and Macquarie Capital Group Limited completing the acquisition of Apache Energy Limited’s WA oil and gas assets from Apache Corporation. As part of the gas supply arrangements, Alcoa of Australia will make a prepayment of $500 million in two installments—$300 million on financial close of the Apache asset sale in 2015 and $200 million in 2016.

All of the above actions support Alcoa’s goal of lowering its position on the global aluminum cost curve to the 38th percentile and the global alumina cost curve to the 21st percentile by 2016.

Financial Performance

Alcoa achieved $238 million in year-over-year productivity gains against a $900 million annual target, driven by process improvements and procurement savings across all businesses. Alcoa managed return-seeking capital of $150 million against a $750 million annual target and controlled sustaining capital expenditures of $101 million against a $725 million annual plan.

Free cash flow for the quarter was a negative $422 million, with cash used for operations of $175 million, driven by the normal build in working capital, semi-annual interest payments, and pension contributions. Alcoa ended the quarter with cash on hand of $1.2 billion.

The Company achieved an average of 33 days working capital for the quarter, 3 days higher than first quarter 2014 due to the impact of acquisitions. Alcoa’s debt-to-adjusted EBITDA ratio on a trailing twelve months basis was 2.22.

Segment Performance

Engineered Products and Solutions

After-tax operating income (ATOI) was a first quarter record of $191 million, up $2 million, or 1 percent, year-over-year, and up $26 million, or 16 percent, sequentially. Year-over-year, productivity improvements and higher volumes in aerospace, commercial transportation and North American non-residential construction markets were offset by unfavorable price/mix and unfavorable foreign currency exchange rates. Adjusted EBITDA margin was 20.1 percent in first quarter 2015 compared to 22.2 percent in the year-ago quarter.

Global Rolled Products

ATOI in the first quarter was $34 million compared to $59 million in the first quarter of 2014, and $71 million in the fourth quarter of 2014. Year-over-year, this segment’s profits decreased by 42 percent as market pressures in packaging and metal price lag more than offset record shipments in automotive. Strong productivity, higher volumes in the North American packaging market and record shipments in the automotive market from the Davenport expansion were more than offset by lack of metal premium pass-through in the Russia packaging market and pricing headwinds in global packaging. The segment also experienced increased research and development costs for the MicromillTM and ramp-up costs for the rolling mill in Saudi Arabia. Adjusted EBITDA per metric ton was $280 in first quarter 2015 compared to $315 in first quarter 2014.

Alumina

ATOI in the first quarter was $221 million, up $43 million sequentially from $178 million, and up $129 million year-over-year from $92 million. The increase in sequential ATOI was due to favorable foreign currency exchange rates and energy costs, partially offset by lower volumes and unfavorable London Metal Exchange (LME)-linked pricing. Adjusted EBITDA per metric ton increased $17 from fourth quarter 2014 to $102 per metric ton in first quarter 2015.

Primary Metals

ATOI in the first quarter was $187 million, down $80 million sequentially from $267 million, but up $202 million from negative $15 million in first quarter 2014. Third-party realized price in first quarter 2015 was $2,420 per metric ton, down 6 percent sequentially, but up 10 percent year-over-year. Sequential earnings declined due to a lower LME aluminum price, lower energy sales, mostly due to new rate caps in Brazil, and higher alumina costs. These factors were partially offset by favorable foreign currency exchange rates, lower energy costs in Spain and productivity improvements. Adjusted EBITDA per metric ton was $499, $130 per metric ton lower than fourth quarter 2014.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Daylight Time on April 8, 2015 to present quarterly results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.” Presentation materials used during this meeting will be available for viewing at 4:15 PM EDT at www.alcoa.com.

About Alcoa

A global leader in lightweight metals technology, engineering and manufacturing, Alcoa innovates multi-material solutions that advance our world. Our technologies enhance transportation, from automotive and commercial transport to air and space travel, and improve industrial and consumer electronics products. We enable smart buildings, sustainable food and beverage packaging, high-performance defense vehicles across air, land and sea, deeper oil and gas drilling and more efficient power generation. We pioneered the aluminum industry over 125 years ago, and today, our approximately 59,000 people in 30 countries deliver value-add products made of titanium, nickel and aluminum, and produce best-in-class bauxite, alumina and primary aluminum products. For more information, visit www.alcoa.com, follow @Alcoa on Twitter at www.twitter.com/Alcoa and follow us on Facebook at www.facebook.com/Alcoa.

Forward-Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” or other words of similar meaning. All statements that reflect Alcoa’s expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements, including, without limitation, forecasts concerning global demand growth for aluminum, end market conditions, supply/demand balances, and growth opportunities for aluminum in automotive, aerospace, and other applications; targeted financial results or operating performance; statements about Alcoa’s strategies, outlook, and business and financial prospects; and statements regarding the acceleration of Alcoa’s portfolio transformation, including the expected benefits of acquisitions, including the completed acquisition of the Firth Rixson business and TITAL, and the pending acquisition of RTI International Metals, Inc. (RTI). These statements reflect beliefs and assumptions that are based on Alcoa’s perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties, and other factors and are not guarantees of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (a) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum, alumina, and other products, and fluctuations in indexed-based and spot prices for alumina; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the markets served by Alcoa, including aerospace, automotive, commercial transportation, building and construction, packaging, defense, and industrial gas turbine; (d) the impact of changes in foreign currency exchange rates on costs and results, particularly the Australian dollar, Brazilian real, Canadian dollar, euro, and Norwegian kroner; (e) increases in energy costs or the unavailability or interruption of energy supplies; (f) increases in the costs of other raw materials; (g) Alcoa’s inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations (including moving its alumina refining and aluminum smelting businesses down on the industry cost curves and increasing revenues and improving margins in its Global Rolled Products and Engineered Products and Solutions segments) anticipated from its restructuring programs and productivity improvement, cash sustainability, technology, and other initiatives; (h) Alcoa’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions (including achieving the expected levels of synergies, revenue growth, or EBITDA margin improvement), sales of assets, closures or curtailments of facilities, newly constructed, expanded, or acquired facilities, or international joint ventures, including the joint venture in Saudi Arabia; (i) political, economic, and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies, civil unrest, imposition of sanctions, expropriation of assets, or other events beyond Alcoa’s control; (j) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; (k) the impact of cyber attacks and potential information technology or data security breaches; (l) failure to receive the required votes of RTI’s shareholders to approve the merger of RTI with Alcoa; (m) failure to receive, delays in the receipt of, or unacceptable or burdensome conditions imposed in connection with, all required regulatory approvals of the acquisition of RTI, or the failure to satisfy the other closing conditions to the acquisition; (n) the risk that acquisitions (including Firth Rixson, TITAL and RTI) will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (o) the possibility that certain assumptions with respect to RTI or the acquisition could prove to be inaccurate, including the expected timing of closing; (p) the loss of customers, suppliers and other business relationships as a result of acquisitions, competitive developments, or other factors; (q) the potential failure to retain key employees of Alcoa or acquired businesses; (r) the effect of an increased number of Alcoa shares outstanding as a result of the acquisition of RTI; (s) the impact of potential sales of Alcoa common stock issued in the RTI acquisition; (t) failure to successfully implement, to achieve commercialization of, or to realize expected benefits from, new or innovative technologies, equipment, processes, or products, including the MicromillTM, innovative aluminum wheels, and advanced alloys; and (u) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2014, and other reports filed with the Securities and Exchange Commission. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market. Nothing on Alcoa’s website is included or incorporated by reference herein.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed business combination transaction between Alcoa and RTI will be submitted to the shareholders of RTI for their consideration. Alcoa has filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 (Registration No. 333-203275) containing a preliminary proxy statement of RTI that also constitutes a prospectus of Alcoa. These materials are not yet final and will be amended. RTI will provide the proxy statement/prospectus to its shareholders after the registration statement has become effective. Alcoa and RTI also plan to file other documents with the SEC regarding the proposed transaction. This document is not a substitute for any prospectus, proxy statement or any other document which Alcoa or RTI may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF RTI ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Alcoa’s website (www.alcoa.com). You may also obtain these documents, free of charge, from RTI’s website (www.rtiintl.com).

Participants in the Solicitation

Alcoa, RTI, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from RTI shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of RTI shareholders in connection with the proposed transaction is set forth in the proxy statement/prospectus. You can find information about Alcoa’s executive officers and directors in its definitive proxy statement filed with the SEC on March 19, 2015, its Annual Report on Form 10-K filed with the SEC on February 19, 2015 and in the above-referenced Registration Statement on Form S-4. You can find information about RTI’s executive officers and directors in the proxy statement/prospectus and in RTI’s Annual Report on Form 10-K filed with the SEC on February 26, 2015. You can obtain free copies of these documents from Alcoa and RTI as described in the preceding paragraph.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa’s consolidated financial information but is not presented in Alcoa’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release and on our website at www.alcoa.com under the “Invest” section. Alcoa has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable effort.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31,	December 31,	March 31,
	2014	2014	2015
Sales	$5,454	$6,377	$5,819

Cost of goods sold (exclusive of expenses below)	4,495	4,973	4,443
Selling, general administrative, and other expenses	236	271	232
Research and development expenses	51	60	55
Provision for depreciation, depletion, and amortization	340	335	321
Restructuring and other charges	461	388	177
Interest expense	120	122	122
Other expenses (income), net	25	(6)	(12)

Total costs and expenses	5,728	6,143	5,338

(Loss) income before income taxes	(274)	234	481
(Benefit) provision for income taxes	(77)	120	226

Net (loss) income	(197)	114	255

Less: Net (loss) income attributable to noncontrolling interests	(19)	(45)	60

NET (LOSS) INCOME ATTRIBUTABLE TO ALCOA	$(178)	$159	$195

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Net (loss) income(1)	$(0.16)	$0.12	$0.15
Average number of shares(2)	1,100,772,355	1,196,232,954	1,220,820,686

Diluted:
Net (loss) income(1)	$(0.16)	$0.11	$0.14
Average number of shares(3)	1,100,772,355	1,217,350,305	1,238,207,390

Common stock outstanding at the end of the period	1,171,099,719	1,216,663,661	1,222,305,577

Shipments of aluminum products (metric tons)	1,156,000	1,196,000	1,091,000

(1)	In order to calculate both basic and diluted earnings per share for the quarters ended December 31, 2014 and March 31, 2015, preferred stock dividends declared of $19 and $17, respectively, need to be subtracted from Net income attributable to Alcoa.
(2)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. As a result, the basic average number of shares for the quarter ended March 31, 2014 includes 23 million representing the weighted average number of shares for the length of time the 89 million shares were outstanding during the first quarter of 2014, and the respective basic average number of shares for the quarters ended December 31, 2014 and March 31, 2015 includes all 89 million shares.

Additionally, in the fourth quarter of 2014, Alcoa issued 37 million shares of its common stock as part of the consideration paid to acquire an aerospace business, Firth Rixson. As a result, the basic average number of shares for the quarter ended December 31, 2014 includes 17 million representing the weighted average number of shares for the length of time the 37 million shares were outstanding during the fourth quarter of 2014, and the basic average number of shares for the quarter ended March 31, 2015 includes all 37 million shares.

(3)	In the quarter ended March 31, 2014, the diluted average number of shares does not include any share equivalents as their effect was anti-dilutive. In the quarters ended December 31, 2014 and March 31, 2015, the difference between the respective diluted average number of shares and the respective basic average number of shares relates to share equivalents associated with outstanding employee stock options and awards. The respective diluted average number of shares for the quarters ended December 31, 2014 and March 31, 2015 does not include any share equivalents related to the mandatory convertible preferred stock as their effect was anti-dilutive.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2014*	March 31, 2015*
ASSETS
Current assets:
Cash and cash equivalents	$1,877	$1,191
Receivables from customers, less allowances of $14 and $13 in 2014 and 2015, respectively	1,395	1,469
Other receivables	733	709
Inventories	3,082	3,173
Prepaid expenses and other current assets	1,182	1,180

Total current assets	8,269	7,722

Properties, plants, and equipment	35,517	33,864
Less: accumulated depreciation, depletion, and amortization	19,091	18,576

Properties, plants, and equipment, net	16,426	15,288

Goodwill	5,247	5,050
Investments	1,944	1,960
Deferred income taxes	2,754	2,456
Other noncurrent assets	2,759	3,218

Total assets	$37,399	$35,694

LIABILITIES
Current liabilities:
Short-term borrowings	$54	$80
Accounts payable, trade	3,152	2,934
Accrued compensation and retirement costs	937	777
Taxes, including income taxes	348	357
Other current liabilities	1,021	890
Long-term debt due within one year	29	26

Total current liabilities	5,541	5,064

Long-term debt, less amount due within one year	8,769	8,711
Accrued pension benefits	3,291	3,163
Accrued other postretirement benefits	2,155	2,128
Other noncurrent liabilities and deferred credits	2,849	2,785

Total liabilities	22,605	21,851

EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Mandatory convertible preferred stock	3	3
Common stock	1,304	1,304
Additional capital	9,284	9,124
Retained earnings	9,379	9,520
Treasury stock, at cost	(3,042)	(2,841)
Accumulated other comprehensive loss	(4,677)	(5,591)

Total Alcoa shareholders’ equity	12,306	11,574

Noncontrolling interests	2,488	2,269

Total equity	14,794	13,843

Total liabilities and equity	$37,399	$35,694

*	On November 19, 2014, Alcoa completed the acquisition of an aerospace business, Firth Rixson. As a result, Alcoa’s Consolidated Balance Sheet as of December 31, 2014 included an estimate of the beginning balance sheet of Firth Rixson. This estimate resulted in the allocation of $1,227 of the $3,125 purchase price (includes $130 of contingent consideration) to various assets, primarily Properties, plants, and equipment, and liabilities with the difference included in Goodwill. In the first quarter of 2015, an adjustment of $275 was recorded to increase the estimated beginning balance of certain assets acquired and to decrease the initial amount recorded as Goodwill. This adjustment was based on currently available information from an in-progress third-party valuation of the acquired business, which is expected to be finalized in the second quarter of 2015.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31,
	2014	2015
CASH FROM OPERATIONS
Net (loss) income	$(197)	$255
Adjustments to reconcile net (loss) income to cash from operations:
Depreciation, depletion, and amortization	340	321
Deferred income taxes	(18)	23
Equity income, net of dividends	35	24
Restructuring and other charges	461	177
Net gain from investing activities – asset sales	(27)	—
Net periodic pension benefit cost(1)	109	122
Stock-based compensation	25	26
Excess tax benefits from stock-based payment arrangements	(1)	(9)
Other	44	(73)
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(255)	(146)
(Increase) in inventories	(302)	(266)
Decrease (increase) in prepaid expenses and other current assets	13	(20)
(Decrease) in accounts payable, trade	(130)	(183)
(Decrease) in accrued expenses	(381)	(354)
(Decrease) increase in taxes, including income taxes	(120)	93
Pension contributions	(91)	(85)
(Increase) in noncurrent assets(1)	(6)	(26)
(Decrease) in noncurrent liabilities(1)	(50)	(54)

CASH USED FOR OPERATIONS	(551)	(175)

FINANCING ACTIVITIES
Net change in short-term borrowings (original maturities of three months or less)	(4)	26
Additions to debt (original maturities greater than three months)	621	517
Payments on debt (original maturities greater than three months)(2)	(631)	(519)
Proceeds from exercise of employee stock options	71	24
Excess tax benefits from stock-based payment arrangements	1	9
Dividends paid to shareholders	(33)	(54)
Distributions to noncontrolling interests	(35)	(29)
Contributions from noncontrolling interests	20	—

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	10	(26)

INVESTING ACTIVITIES
Capital expenditures	(209)	(247)
Acquisitions, net of cash acquired	—	(204)
Proceeds from the sale of assets and businesses(3)	—	(8)
Additions to investments	(62)	(12)
Sales of investments	30	—
Net change in restricted cash	(7)	(4)
Other	8	10

CASH USED FOR INVESTING ACTIVITIES	(240)	(465)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	9	(20)

Net change in cash and cash equivalents	(772)	(686)
Cash and cash equivalents at beginning of year	1,437	1,877

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$665	$1,191

(1)	In the first quarter of 2015, management decided to reflect the net periodic benefit cost related to Alcoa-sponsored defined benefit pension plans as a separate line item in the Statement of Consolidated Cash Flows. In prior periods, a portion of this amount was reported in both the (Increase) in noncurrent assets (overfunded plans) and the (Decrease) in noncurrent liabilities (underfunded plans) line items. As a result, the Statement of Consolidated Cash Flows for the three months ended March 31, 2014 was revised to conform to the current period presentation.
(2)	In the first quarter of 2014, holders of $575 principal amount of Alcoa’s 5.25% Convertible Notes due March 15, 2014 (the “Notes”) exercised their option to convert the Notes into 89 million shares of Alcoa common stock. This transaction was not reflected in the Statement of Consolidated Cash Flows for the three months ended March 31, 2014 as it represents a noncash financing activity.
(3)	Proceeds from the sale of assets and businesses for the three months ended March 31, 2015 was a cash outflow as this line item includes cash paid as a result of post-closing adjustments associated with the December 2014 divestiture of three rolling mills in Spain and France.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q14	2Q14	3Q14	4Q14	2014	1Q15
Alumina:
Alumina production (kmt)	4,172	4,077	4,196	4,161	16,606	3,933
Third-party alumina shipments (kmt)	2,649	2,361	2,714	2,928	10,652	2,538
Third-party sales	$845	$761	$886	$1,017	$3,509	$887
Intersegment sales	$510	$480	$482	$469	$1,941	$501
Equity loss	$(5)	$(7)	$(7)	$(10)	$(29)	$(7)
Depreciation, depletion, and amortization	$97	$100	$100	$90	$387	$80
Income taxes	$40	$12	$26	$75	$153	$92
After-tax operating income (ATOI)	$92	$38	$62	$178	$370	$221

Primary Metals:
Aluminum production (kmt)	839	795	760	731	3,125	711
Third-party aluminum shipments (kmt)	617	638	642	637	2,534	589
Alcoa’s average realized price per metric ton of aluminum	$2,205	$2,291	$2,538	$2,578	$2,405	$2,420
Third-party sales	$1,424	$1,659	$1,865	$1,852	$6,800	$1,572
Intersegment sales	$734	$718	$730	$749	$2,931	$692
Equity (loss) income	$(28)	$(17)	$—	$11	$(34)	$(3)
Depreciation, depletion, and amortization	$124	$129	$124	$117	$494	$109
Income taxes	$(11)	$30	$95	$89	$203	$57
ATOI	$(15)	$97	$245	$267	$594	$187

Global Rolled Products:
Third-party aluminum shipments (kmt)	467	504	506	487	1,964	432
Third-party sales	$1,677	$1,860	$1,926	$1,888	$7,351	$1,621
Intersegment sales	$43	$44	$52	$46	$185	$36
Equity loss	$(5)	$(6)	$(8)	$(8)	$(27)	$(9)
Depreciation, depletion, and amortization	$58	$58	$62	$57	$235	$56
Income taxes	$34	$23	$42	$25	$124	$26
ATOI	$59	$79	$103	$71	$312	$34

Engineered Products and Solutions:
Third-party sales	$1,443	$1,502	$1,495	$1,566	$6,006	$1,689
Depreciation, depletion, and amortization	$40	$41	$40	$52	$173	$60
Income taxes	$91	$102	$100	$81	$374	$89
ATOI	$189	$204	$209	$165	$767	$191

Reconciliation of total segment ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$325	$418	$619	$681	$2,043	$633
Unallocated amounts (net of tax):
Impact of LIFO	(7)	(8)	(18)	(21)	(54)	7
Interest expense	(78)	(69)	(81)	(80)	(308)	(80)
Noncontrolling interests	19	9	18	45	91	(60)
Corporate expense	(67)	(70)	(74)	(83)	(294)	(64)
Restructuring and other charges	(321)	(77)	(189)	(307)	(894)	(161)
Other	(49)	(65)	(126)	(76)	(316)	(80)

Consolidated net (loss) income attributable to Alcoa	$(178)	$138	$149	$159	$268	$195

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions, except per-share amounts)

Adjusted Income	(Loss) Income			Diluted EPS(3)
	Quarter ended			Quarter ended
	March 31, 2014	December 31, 2014	March 31, 2015	March 31, 2014	December 31, 2014	March 31, 2015

Net (loss) income attributable to Alcoa	$(178)	$159	$195	$(0.16)	$0.11	$0.14

Restructuring and other charges	274	200	158

Discrete tax items(1)	(6)	16	—

Other special items(2)	8	57	10

Net income attributable to Alcoa – as adjusted	$98	$432	$363	0.09	0.33	0.28

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

(1)	Discrete tax items include the following:

•	for the quarter ended December 31, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Spain due to a tax rate change ($16), a benefit for an adjustment to the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($3), and a net charge for a number of small items ($3); and

•	for the quarter ended March 31, 2014, a net benefit for a number of small items.

(2)	Other special items include the following:

•	for the quarter ended March 31, 2015, an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($35), a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($31), costs associated with current and future acquisitions of aerospace businesses ($7), and a net favorable change in certain mark-to-market energy derivative contracts ($1);

•	for the quarter ended December 31, 2014, an unfavorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($81), a favorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($44), costs associated with current and future acquisitions of aerospace businesses ($22), and a net favorable change in certain mark-to-market energy derivative contracts ($2); and

•	for the quarter ended March 31, 2014, a favorable tax impact resulting from the difference between Alcoa’s consolidated estimated annual effective tax rate and the statutory rates applicable to special items ($72), an unfavorable tax impact related to the interim period treatment of operational losses in certain foreign jurisdictions for which no tax benefit was recognized ($56), a write-down of inventory related to the permanent closure of a smelter and two rolling mills in Australia and a smelter in the United States ($20), an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($13), a gain on the sale of a mining interest in Suriname ($11), and a loss on the write-down of an asset to fair value ($2).

(3)	The average number of shares applicable to diluted EPS for Net (loss) income attributable to Alcoa excludes certain share equivalents as their effect was anti-dilutive (see footnote 3 to the Statement of Consolidated Operations). However, certain of these share equivalents become dilutive in the EPS calculation applicable to Net income attributable to Alcoa – as adjusted due to a larger, positive numerator. Specifically, these share equivalents were associated with outstanding employee stock options and awards for the quarter ended March 31, 2014 and mandatory convertible preferred stock for the quarters ended December 31, 2014 and March 31, 2015. As a result, the average number of shares applicable to diluted EPS for Net income attributable to Alcoa – as adjusted was 1,115,941,470; 1,294,701,805; and 1,315,558,890 for the quarters ended March 31, 2014, December 31, 2014, and March 31, 2015, respectively. Additionally, the subtraction of preferred stock dividends declared from the numerator (see footnote 1 to the Statement of Consolidated Operations) needs to be reversed for the quarters ended December 31, 2014 and March 31, 2015 since the related mandatory convertible preferred stock was dilutive in the EPS calculation for Net income attributable to Alcoa – as adjusted.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Adjusted EBITDA	Quarter ended			Trailing twelve months
	March 31, 2014	December 31, 2014	March 31, 2015	March 31, 2015

Net (loss) income attributable to Alcoa	$(178)	$159	$195	$641

Add:
Net (loss) income attributable to noncontrolling interests	(19)	(45)	60	(12)
(Benefit) provision for income taxes	(77)	120	226	623
Other expenses (income), net	25	(6)	(12)	10
Interest expense	120	122	122	475
Restructuring and other charges	461	388	177	884
Provision for depreciation, depletion, and amortization	340	335	321	1,352

Adjusted EBITDA	$672	$1,073	$1,089	$3,973

Adjusted EBITDA Measures:

Sales	$5,454	$6,377	$5,819
Adjusted EBITDA Margin	12.3%	16.8%	18.7%

Total Debt				$8,817
Debt-to-Adjusted EBITDA Ratio				2.22

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Alumina			Primary Metals
Adjusted EBITDA	Quarter ended
	March 31, 2014	December 31, 2014	March 31, 2015	March 31, 2014	December 31, 2014	March 31, 2015

After-tax operating income (ATOI)	$92	$178	$221	$(15)	$267	$187

Add:
Depreciation, depletion, and amortization	97	90	80	124	117	109
Equity loss (income)	5	10	7	28	(11)	3
Income taxes	40	75	92	(11)	89	57
Other	(28)	2	—	—	(2)	(1)

Adjusted EBITDA	$206	$355	$400	$126	$460	$355

Production (thousand metric tons) (kmt)	4,172	4,161	3,933	839	731	711

Adjusted EBITDA / Production ($ per metric ton)	$49	$85	$102	$150	$629	$499

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions, except per metric ton amounts)

Segment Measures	Global Rolled Products			Engineered Products and Solutions
Adjusted EBITDA	Quarter ended
	March 31, 2014	December 31, 2014	March 31, 2015	March 31, 2014	December 31, 2014*	March 31, 2015*

After-tax operating income (ATOI)	$59	$71	$34	$189	$165	$191

Add:
Depreciation, depletion, and amortization	58	57	56	40	52	60
Equity loss	5	8	9	—	—	—
Income taxes	34	25	26	91	81	89
Other	(2)	—	—	—	(2)	—

Adjusted EBITDA	$154	$161	$125	$320	$296	$340

Total shipments (thousand metric tons) (kmt)	489	508	447

Adjusted EBITDA / Total shipments ($ per metric ton)*	$315	$317	$280

Third-party sales				$1,443	$1,566	$1,689

Adjusted EBITDA Margin				22.2%	18.9%	20.1%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

*	In the quarters ended December 31, 2014 and March 31, 2015, the Third-party sales and Adjusted EBITDA of Engineered Products and Solutions includes $81 and $(10), respectively, and $233 and $27, respectively, related to the acquisition of an aerospace business, Firth Rixson. Excluding these amounts, Adjusted EBITDA Margin was 20.6% and 21.5% for the quarters ended December 31, 2014 and March 31, 2015, respectively.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited), continued

(dollars in millions)

Free Cash Flow	Quarter ended
	March 31, 2014	December 31, 2014	March 31, 2015

Cash from operations	$(551)	$1,458	$(175)

Capital expenditures	(209)	(469)	(247)

Free cash flow	$(760)	$989	$(422)

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Days Working Capital	Quarter ended
	March 31, 2014	December 31, 2014	March 31, 2015(3)

Receivables from customers, less allowances	$1,391	$1,513	$1,487
Add: Deferred purchase price receivable(1)	238	395	389

Receivables from customers, less allowances, as adjusted	1,629	1,908	1,876
Add: Inventories	2,974	3,064	3,189
Less: Accounts payable, trade	2,813	3,021	2,936

Working Capital(2)	$1,790	$1,951	$2,129

Sales	$5,454	$6,377	$5,819

Days Working Capital	30	28	33

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

(1)	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.
(2)	The Working Capital for each period presented represents an average quarter Working Capital, which reflects the capital tied up during a given quarter. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the three months during the respective quarter.
(3)	In the quarter ended March 31, 2015, Working Capital and Sales include $279 and $233, respectively, related to the acquisition of two aerospace businesses, Firth Rixson and TITAL. Excluding these amounts, Days Working Capital was 30 for the quarter ended March 31, 2015.